Exhibit 10.2

FORM OF VOTING AND LOCK-UP AGREEMENT

This VOTING AND LOCK-UP AGREEMENT (the “Agreement”) is made and entered into as of this 16th day of September, 2013 by FalconStor Software, Inc., a company incorporated under the laws of the State of Delaware (the “Company”), and [STOCKHOLDER] (“Stockholder”), pursuant to the terms of that certain Preferred Stock Purchase Agreement, dated as of September 16, 2013 (the “Purchase Agreement”), for the benefit of Hale Capital Partners, LP (the “Purchaser”).

Recitals:

WHEREAS, Stockholder is the record or beneficial owner of such number of shares of common stock, par value $0.001 per share, of the Company set forth on the signature page hereto, including, without limitation, common stock of the Company issuable upon conversion, exercise or exchange of any options, warrants or other convertible, exercisable or exchangeable securities (collectively, the “Common Shares”);

WHEREAS, the Company and the Purchaser are entering into the Purchase Agreement contemporaneously herewith; and

WHEREAS, in order to induce the Purchaser to enter into the Purchase Agreement, the Company and Stockholder have agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Stockholder hereby agree as follows for the benefit of the Purchaser:

ARTICLE I

GRANT OF PROXY; VOTING AGREEMENT AND LOCK-UP

SECTION 1.01.  Voting Agreement.  Stockholder hereby agrees to vote the Common Shares, as well as any other shares of Common Stock of the Company that Stockholder may own or hereafter acquire or any other shares of Common Stock of the Company that Stockholder is entitled to vote, at the time of any meeting or meetings (or by written consent) of the stockholders of the Company at such times in favor of the Stockholder Approval, the execution and delivery of the Transaction Documents and the other transactions contemplated thereby, including without limitation, the issuance of all of the Underlying Shares to the Purchaser.  Stockholder hereby agrees that he or she will not vote any Common Shares in favor of the approval of any action the consummation of which would frustrate the purposes, or prevent or delay the consummation, of the Stockholder Approval, the execution and delivery of the Transaction Documents or the other transactions contemplated thereby; provided that nothing herein will prevent the Stockholder from voting in favor of a Permitted Transaction (as defined in the Purchase Agreement).

SECTION 1.02.  Irrevocable Proxy.

(a)           By entering into this Agreement, Stockholder hereby grants a proxy appointing the Purchaser as Stockholder’s attorney-in-fact and proxy, with full power of substitution, for and in Stockholder’s name, to vote, express, consent or dissent, or otherwise to utilize such voting power in the manner provided by Section 1.01 above with respect to all the Common Shares that constitute voting securities.  The proxy granted by Stockholder pursuant to this Article 1 is irrevocable and is granted in consideration of the Purchaser entering the Purchase Agreement and incurring certain related fees and expenses.  The proxy granted by Stockholder pursuant hereto shall be revoked only upon termination of this Agreement in accordance with Section 3.01 of this Agreement. Stockholder shall deliver to, or at the direction of, the Purchaser such completed forms of proxy or other documents or instruments as may be requested by the Purchaser to give effect to this Agreement.

(b)           By entering into this Agreement, the Company hereby (i) acknowledges the grant of the irrevocable proxy by Stockholder to the Purchaser pursuant to this Agreement and (ii) covenants and agrees not to accept any other proxies from the Stockholder in respect of any meeting or meetings (or action by written consent) of stockholders of the Company concerning the Stockholder Approval.  The Company shall give the Purchaser prompt written notice of any action by Stockholder which purports to revoke the proxy granted by Stockholder in favor of the Purchaser pursuant to this Agreement.

SECTION 1.03.  Lock-up.  Except with respect to open market sales, Stockholder hereby agrees that during the term of this Agreement, Stockholder will not, directly or indirectly, issue, sell, offer or agree to sell, grant any option for the sale of, pledge, enter into any swap, derivative transaction or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Common Shares (whether any such transaction is to be settled by delivery of common shares, other securities, cash or other consideration) or otherwise dispose (or publicly announce the undersigned's intention to do any of the foregoing) of, directly or indirectly, any Common Shares; provided, however, that the Stockholder may assign, sell, transfer, tender, hypothecate or otherwise dispose of any Common Shares provided that any such recipient of the Common Shares has delivered to (i) the Company and the Purchaser a written agreement, in a form reasonably satisfactory to the Purchaser, that the recipient shall be bound by, and the Common Shares so transferred, assigned or sold shall remain subject to this Agreement and (ii) the Purchaser an irrevocable proxy consistent with Section 1.02 of this Agreement with respect to any such Common Shares acquired by such recipient.

SECTION 1.04. Acknowledgment of Reliance. The Company and Stockholder understand and acknowledge that the Purchaser is entering into the Purchase Agreement in reliance upon the Company’s and Stockholder's execution and delivery of this Agreement.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER

Stockholder represents and warrants to the Purchaser on the date hereof that:

(a)           The Common Shares beneficially owned by Stockholder do not constitute marital property under applicable laws, or if such Common Shares constitute marital property, the consent of Stockholder’s spouse is not required for the execution and delivery of this Agreement or the performance by Stockholder of the obligations hereunder.

(b)           The execution, delivery and performance by Stockholder of this Agreement and the consummation of the transactions contemplated hereby do not and will not, to the Stockholder’s knowledge, (i) violate any applicable law, rule, regulation, judgment, injunction, order or decree, (ii) require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration or to a loss of any benefit to which Stockholder is entitled under any provision of any agreement or other instrument binding on Stockholder, or (iii) result in the imposition of any lien on any assets of Stockholder.

(c)           Stockholder is the record or beneficial owner of the Common Shares free and clear of any proxy or voting restriction. Except for the Common Shares set forth on the signature page of this Agreement, Stockholder does not beneficially own or otherwise have the right to vote any (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (iii) options or other rights to acquire from the Company any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company.

(d)           Stockholder has all necessary legal capacity, power and authority to execute and deliver this Agreement, to perform his or its obligations hereunder and to consummate the transactions contemplated hereby.

ARTICLE 3

MISCELLANEOUS

SECTION 3.01.  Termination.  Except as otherwise specifically set forth herein, this Agreement shall terminate immediately following the occurrence of the earlier of (i) Stockholder Approval or (ii) the termination of the Purchase Agreement in accordance with its terms.

SECTION 3.02.  Further Assurances.  Stockholder will execute and deliver, or cause to be executed and delivered, all further documents and instruments and take all further action as may be reasonably necessary in order to consummate the transactions contemplated by this Agreement.

SECTION 3.03.  Changes In Shares.  In the event of a stock dividend or distribution, or any change in the common shares of the Company by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like, the term "Common Shares" shall be deemed to refer to and include the Common Shares as well as all such stock dividends and distributions and any shares into which or for which any or all of the Common Shares may be changed or exchanged.

SECTION 3.04.  Amendments.  Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by Stockholder, the Company and the Purchaser or in the case of a waiver, by the Person against whom the waiver is to be effective.

SECTION 3.04.  Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties and/or beneficiaries hereto and their respective successors and assigns.  For the avoidance of doubt, the Purchaser is an express third party beneficiary of this Agreement. Stockholder agrees that this Agreement and the obligations hereunder shall attach to the Common Shares and shall be binding upon any Person to which legal or beneficial ownership of such Common Shares shall pass, whether by operation of law or otherwise, including, without limitation, such Stockholder's heirs, guardians, administrators or successors.  Notwithstanding any such transfer of Common Shares, the transferor shall remain liable for the performance of all obligations under this Agreement of the transferor.

SECTION 3.05.  Governing Law.  This Agreement shall be construed in accordance with and governed by the laws of the State of New York.

SECTION 3.06.  Severability. If any term or provision of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable the remainder of the terms and provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

SECTION 3.07.  Specific Performance.  Stockholder agrees that irreparable damage would occur in the event any provision of this Agreement is not performed in accordance with the terms hereof and that the beneficiaries hereof shall be entitled to specific performance of the terms hereof in addition to any other remedy to which they are entitled at law or in equity.

SECTION 3.08.  Capitalized Terms.  Capitalized terms used but not defined herein shall have the respective meanings set forth in the Purchase Agreement.

[Signature page on next page]

IN WITNESS WHEREOF, the Company and the Stockholder have executed this Agreement as of the date first above written.

FALCONSTOR SOFTWARE, INC.

By:
	Name:	Seth Horowitz
	Title:	Executive Vice President, Legal

[STOCKHHOLDER]

Number of Common Shares held